UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2013

BLACKBAUD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50600	11-2617163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Daniel Island Drive, Charleston, South Carolina		29492
(Address of Principal Executive Offices)		(Zip Code)

(843) 216-6200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2013, Blackbaud, Inc. (the “Company”) entered into an employment and noncompetition agreement with Michael P. Gianoni (the “Agreement”) under which Mr. Gianoni will become the President and Chief Executive Officer and a member of the Board of Directors of the Company (the “Board”) effective January 13, 2014 (the “Effective Date”). Anthony Boor, who has served as Interim President and Chief Executive Officer since August 31, 2013, will continue in that role until January 13, 2014, after which he will continue to serve as Senior Vice President and Chief Financial Officer.

Since 2010, Mr. Gianoni (age 52) has served as executive vice president and group president, Financial Institutions Group at Fiserv, Inc. (Nasdaq: FISV), a leading global provider of financial services technology solutions. Between 2007 and 2009, Mr. Gianoni served as president of the Investment Services division at Fiserv, where he was responsible for product, technology, sales, finance, operations and strategy.

Mr. Gianoni joined Fiserv as part of its acquisition of CheckFree Corporation (a provider of financial electronic commerce services and products), where he served as executive vice president and general manager of CheckFree Investment Services between 2005 and 2007. He spent 11 years at DST Systems Inc. (a provider of technology-based service solutions) where he lead various divisions focused on developing new platforms while ensuring stronger operational controls. Earlier in his career, Mr. Gianoni worked at Applications Systems Group (a provider of enterprise IT and business software solutions), Sequent Computer Systems (a designer and manufacturer of multiprocessing computer systems), Wang Laboratories (a computer systems and services company), U.S. Design Corporation (a systems integration and OEM company) and Canberra Industries (a systems integration and technology company).

Mr. Gianoni received his associate degree in electrical engineering at Waterbury State Technical College, his bachelor’s degree with a business concentration from Charter Oak State College and his masters of business administration degree from the University of New Haven.

The following is a summary of the principal terms of the Agreement and the related Offer Letter to Mr. Gianoni dated November 7, 2013:

•	The initial term of the Agreement is three years, renewable for one-year terms.

•	Mr. Gianoni’s base salary is $600,000 per year, subject to annual increases.

•	As soon as administratively practicable following the Effective Date, Mr. Gianoni will receive a restricted stock grant of the Company’s common stock valued at $1.5 million, a quarter of which will vest on the first, second, third and fourth anniversaries of the grant date, respectively. Vesting is contingent upon his continued employment.

•	As soon as administratively practicable following the Effective Date, Mr. Gianoni will receive performance-based restricted stock units (the “RSUs”) with respect to the Company’s common stock valued at $1.5 million. Vesting of the grant is subject to the Company’s performance with respect to the achievement of pre-established goals established by the Board (or a Board committee) in its discretion, including revenue growth objectives and such other criteria determined by the Board (or a Board committee). If such performance condition is met, then (1) one-third of the RSUs will vest on the later of the first anniversary of the grant date or the date the performance condition is met, (2) one-third of the RSUs will vest on the later of the second anniversary of the grant date or the date the performance condition is met, and (3) if the performance condition has been met, the remaining one-third of the RSUs will vest on the third anniversary of the grant date. If such performance condition is not met, then the grant will be forfeited in its entirety on the third anniversary of the grant date. Vesting is contingent upon Mr. Gianoni’s continued employment. Each vested RSU under the grant will be settled by payment of one share of the Company’s common stock.

•	Mr. Gianoni will receive a $870,000 bonus payment to help offset his relocation costs and other transition costs, payable within 30 days of the Effective Date. If Mr. Gianoni’s employment is terminated by the Company for cause (as defined in the Agreement) or if Mr. Gianoni resigns before completing 18 months of continuous employment with the Company, he is required to repay this amount.

•	For 2014 and each year thereafter during the term of the Agreement, Mr. Gianoni is eligible to receive an annual cash performance bonus targeted at 100% of his then current base salary, dependent upon the achievement of performance goals pre-established by the Board (or a Board committee) in its discretion. Amounts could be greater than the target amount for performance in excess of the pre-established performance goals or less than the target amount based on actual results and the review of Mr. Gianoni’s performance. However, in no event will the actual annual performance bonus be more than two times the target.

•	For 2015 and each year thereafter during the term of the Agreement, the Company may award Mr. Gianoni an annual equity-based award with a target value of $1.5 to $2.0 million and a value ranging from zero to 200% of the target. The grant will be in a form determined by the Board (or applicable committee), including the actual value thereof. The Board (or applicable committee) will consider Mr. Gianoni’s performance when setting the actual value of the award. In addition, up to 70% of the annual equity-based grant will also be contingent upon Company performance with respect to the achievement of pre-established performance goals. A quarter of the award will vest on each of the first, second, third and fourth anniversaries of the grant date (or such shorter vesting schedule as may be provided by the Board or applicable committee). Vesting is contingent upon Mr. Gianoni’s continued employment.

•	Mr. Gianoni is eligible for the following additional compensation and benefits on the same basis as other senior executives of the Company: all employee benefit plans and fringe benefits; reasonable periods of paid time off and paid holidays; reimbursement for all out-of-pocket expenses reasonably incurred in the performance of his duties; and health, life and short- and long-term disability insurance (provided that the short- and long-term disability insurance coverage is for an amount not less than 60% of Mr. Gianoni’s base salary).

•	The Agreement requires the Board to nominate Mr. Gianoni to be a member of the Board, with his election to the Board subject to stockholder vote.

•	Upon termination of employment by the Company for cause, Mr. Gianoni will be entitled to payment of his accrued but unpaid base salary through the termination date, any unreimbursed expenses through the termination date and payment of other amounts and benefits, if any, to which he is entitled under applicable benefit plans (collectively, the “Accrued Compensation”). Mr. Gianoni will cease to be entitled to any other compensation or benefits under the Agreement.

•	Upon termination of employment by the Company without cause or by Mr. Gianoni with good reason (as defined in the Agreement), Mr. Gianoni will be entitled to: the Accrued Compensation; payment of his base salary for a period of 24 months; a lump sum payment (1) of $250,000 if termination is prior to December 31, 2014, or (2) based on the average cash bonus he received for the two calendar years (or such lesser number of years for which he was employed by the Company) prior to the calendar year in which termination occurs if such termination is after December 31, 2014, pro-rated based upon his period of employment during the year of termination; and accelerated vesting by 12 months of all of his then-unvested time-based equity awards. In addition, following certification of performance objectives, Mr. Gianoni will be entitled to vesting of any then-unvested performance-based equity awards to the extent that such awards would have vested if he had continued employment with the Company until the date on which the Board (or applicable committee) determines the level of achievement of the applicable performance goals, but only if the performance period for such equity awards ends within 12 months of Mr. Gianoni’s termination date. Mr. Gianoni will cease to be entitled to any other compensation or benefits under the Agreement.

•	If Mr. Gianoni resigns without good reason or fails to renew the Agreement, Mr. Gianoni will be entitled to: the Accrued Compensation, payment of any awarded but unpaid bonus compensation for prior calendar years and the opportunity to exercise any vested equity awards pursuant to the terms of the applicable award agreements. Mr. Gianoni will cease to be entitled to any other compensation or benefits under the Agreement.

•	If the Company fails to renew the Agreement, Mr. Gianoni will be entitled to: the Accrued Compensation; continued payment of Mr. Gianoni’s then-current base salary for a period of 12 months after the termination date; payment of any awarded but unpaid bonus compensation for prior calendar years; the immediate vesting of the initial restricted stock grant described above; and the opportunity to exercise any vested equity awards pursuant to the terms of the applicable award agreements. Mr. Gianoni will cease to be entitled to any other compensation or benefits under the Agreement.

•

If Mr. Gianoni dies or becomes disabled (as defined in the Agreement), Mr. Gianoni will be entitled to: the Accrued Compensation; payment of any awarded but unpaid bonus compensation for prior calendar years; a lump sum payment (1) of $250,000 if termination is prior to December 31, 2014, or (2) based on the average cash bonus he received for the two calendar years (or such lesser number of years for which he was employed by the Company)

prior to the calendar year in which termination occurs if such termination is after December 31, 2014, pro-rated based upon his period of employment during the year of termination; and the opportunity to exercise any vested equity awards pursuant to the terms of the applicable award agreements. Mr. Gianoni will cease to be entitled to any other compensation or benefits under the Agreement.

•	If Mr. Gianoni is terminated by the Company without cause, if Mr. Gianoni resigns with good reason or if the Company fails to renew the Agreement, all within twelve months after a change in control of the Company (as defined in the Agreement), or if the Company fails to renew the Agreement during discussions that ultimately lead to a change in control of the Company, Mr. Gianoni will be entitled to: the Accrued Compensation; payment of his base salary for a period of 24 months; payment of any awarded but unpaid bonus compensation for prior calendar years; a lump sum payment (1) of $250,000 if termination is prior to December 31, 2014, or (2) based on the average cash bonus he received for the two calendar years (or such lesser number of years for which he was employed by the Company) prior to the calendar year in which termination occurs if such termination is after December 31, 2014, pro-rated based upon his period of employment during the year of termination; and the immediate vesting of all of his unvested time-based equity awards and 12 months accelerated vesting based on the achievement of applicable performance goals as of the termination date (or if calculation of the achievement of the applicable performance goals is not possible, then based on an assumed achievement of the performance goals at target). Mr. Gianoni will cease to be entitled to any other compensation or benefits under the Agreement.

•	If the payments and benefits that may be due to Mr. Gianoni in connection with a change in control of the Company would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then such payments and benefits will be reduced to the extent the reduction provides Mr. Gianoni with a greater after-tax amount than if the payments and benefits had not been reduced (including with application of the excise tax).

•	Mr. Gianoni agreed to non-compete and non-solicitation covenants during the course of employment and for one year following termination of his employment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Blackbaud, Inc. dated November 13, 2013 Announcing the Naming of Michael P. Gianoni as President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.
(Registrant)

Date: November 13, 2013	By:	/s/ Anthony Boor
Anthony W. Boor
Interim President and Chief Executive Officer, Senior Vice President and Chief Financial Officer